Exhibit 2.9

PREFERRED VENDOR AGREEMENT

          THIS PREFERRED VENDOR AGREEMENT (“Agreement”) is entered into and effective as of the 14th day of August, 2007 (the “Effective Date”), by and among Artisanal Cheese, LLC, a New York limited liability company (the “Vendor”), and Artisanal Fromagerie & Bistro, LLC, a New York limited liability company, and 35 West 64th Restaurant Associates, L.P., a New York limited partnership (each a “Buyer” and, together, the “Buyers”).

WITNESSETH:

          WHEREAS, this Agreement is entered into in connection with that certain Membership Interest Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Vendor, the members of the Company, being Terrance Brennan and Marvin Numeroff, and AHF Acquisition Corporation, a New York corporation (capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement);

          WHEREAS, Vendor has experience in the wholesale of premium cheese; and

          WHEREAS, Vendor desires to supply cheese products to Buyers, and Buyers desire to purchase cheese products from Vendor, all in accordance with the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties agree as follows:

1. DEFINITIONS

          Except as otherwise provided above, each of the capitalized terms used in this Agreement (other than the headings of the Articles and Sections), whether used in the singular or the plural, shall have the meaning as set forth below or, if not listed below, the meaning as designated in places throughout this Agreement.

          1.1     “Affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. As used in this Section 1.1, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract or otherwise. With respect to Buyers, the term Affiliates also includes Terrance Brennan, any future retail establishments or restaurants owned or operated by, or associated with, the Buyers or Terrance Brennan and any other business operations by Buyers or Terrance Brennan not restricted under the Brennan Non-Competition Agreement.

          1.2     “Applicable Laws” shall mean any laws, rules or regulations applicable to the Products, any applicable environmental, health and safety laws relating to the Products, and any other laws, regulations or guidelines applicable to the performance of this Agreement.

          1.3     “Intellectual Property” shall mean all trademarks, trade secrets, copyrights, patents or equivalents thereof relating to the Products.

          1.4     “Products” shall mean any and all premium cheeses.

          1.5     “Regulatory Authorities” shall mean applicable federal, state and local authorities of the United States and the corresponding regulatory authorities of the European Union and its member states, and any other country where regulatory approval is required for the manufacture, use or sale of the Products.

2. SALE OF PRODUCTS

                    During the term of this Agreement and subject to the terms and conditions set forth herein, Vendor agrees to supply to the Buyers or their Affiliates all of the Products which are ordered by the Buyers or their Affiliates at a high volume buyer discount, which price shall be mutually agreed upon by the parties and shall be no greater than the price offered by Vendor to any other customer for products the same as, or essentially similar to, the Products (the “High Volume Buyer Discount Price”). Moreover, the Products shall be equivalent in quality to, and the terms and conditions for purchase of the Products from Vendor shall be at least as favorable to Buyers or their Affiliates as they could secure from another third party. Buyers shall exclusively purchase Products from Vendor; provided, however, that in the event Vendor is unwilling or unable to supply Buyers with a requested Product on terms and conditions (e.g., price, delivery time, quality or etc.) acceptable to Buyers, in Buyers’ sole discretion, then Buyers may purchase such Product from an alternative supplier or directly for its own benefit.

3. ORDERS AND TERMS OF PAYMENT; CREDIT

                    (a)     From time to time, either Buyer or its Affiliates may issue purchase orders (each a “Buyers Purchase Order”) for the supply by Vendor of Products. Each Buyers Purchase Order is subject to the terms and conditions of this Agreement. In the event of a conflict between the terms of a Buyers Purchase Order and this Agreement, the terms of this Agreement shall control.

                    (b)     Each Buyers Purchase Order shall be for Products at the High Volume Buyer Discount Price. Vendor shall be responsible for and shall bear all freight charges and insurance costs, including (without limitation) shipping, packaging, labeling, customs duties, taxes, storage, insurance, boxing, and crating costs.

                    (c)     Shipments shall be made F.O.B. Buyers’ or their Affiliates’ facility, according to Buyers’ or their Affiliates’ delivery schedules and shipping instructions. The Vendor shall bear the risk of loss or damage prior to and during shipment and shall obtain insurance on the Products during shipment, if necessary.

                    (d)     Vendor shall invoice the applicable Buyer or its Affiliate upon each shipment of the Products specified in the Buyers Purchase Order for the Products shipped. With respect to all Buyers Purchase Orders, payment shall be made within forty-five (45) days from the date of receipt of an invoice. Such payments shall be made by check or wire transfer to an account designated by Vendor. Buyers or their Affiliates shall neither be required to make payment before receipt of Products, nor shall invoices be dated prior to the date of shipment. Only the Buyer or Buyer’s Affiliate which placed the Buyers Purchase Order shall be responsible to Vendor for the payment of, or any other obligations hereunder or thereunder in connection with, such Buyers Purchase Order, and this Agreement shall not be deemed to create any joint and several or other liability among the Buyers and/or their Affiliates for the actions or orders of another Buyer or Buyer’s Affiliate.

                    (e)     All Buyers Purchase Orders shall at all times be subject to the approval of Vendor. If, subsequent to the confirmation of a Buyers Purchase Order, circumstances arise with respect to the financial condition of the Buyer or Buyer’s Affiliate placing such order which in the opinion of Vendor threaten the Buyer’s or Buyer’s Affiliate’s ability to make payments when due thereunder, or should the Buyer or Buyer’s Affiliate fail to make payments when due or otherwise fail to perform its outstanding obligations, then Vendor may refuse to perform further under the order unless the Buyer or Buyer’s Affiliate makes payment in full or provides sufficient security in a form acceptable to Vendor within a period of thirty (30) business days from receipt of notice therefor by Vendor. Should Buyer of Buyer’s Affiliate fail to comply with Vendor’s request contained in such notice within the aforementioned period, then Vendor may decline or cancel the order and, in such event, shall not be liable for breach or nonperformance of this Agreement in whole or in part. If Vendor chooses not to provide the Buyer or Buyer’s Affiliate with its ordered Products based on the Buyer’s or Buyer’s Affiliate’s financial condition or its failure to perform its outstanding obligations, then as of receipt of Vendor’s notice, the Buyer or the Buyer’s Affiliate shall be no longer bound by the exclusivity provision set forth in Section 2 of this Agreement and may purchase any Products directly or from an alternative supply.

                    (f)     Notwithstanding anything in this Section 3, Artisanal Fromagerie & Bistro, LLC shall have a credit of Two Hundred Thirty Thousand Dollars ($230,000), which shall be applied to the first $230,000 worth of Products that it purchases from Vendor (at the High Volume Buyer Discount Price), not to exceed a credit of Fifty-Seven Thousand Five Hundred Dollars ($57,500) in any calendar quarter. Such credit is the result of the payoff in full of that certain loan to Vendor from Marvin Numeroff, commonly referred to on the books of the Vendor as the “Chase Loan”, at Closing. In the event of the termination or expiration of this Agreement for any reason, such credit (or unused portion thereof) shall be paid by Vendor to Artisanal Fromagerie & Bistro, LLC within ten (10) days of such termination or expiration; provided, however, that if such credit is not used prior the (3rd) anniversary of the Effective Date, such credit (or unused portion thereof) shall be paid by Vendor to Artisanal Fromagerie & Bistro, LLC within ten (10) days of such third (3rd) anniversary.

4. REGULATORY ACTIVITIES AND MANUFACTURE

                    The Vendor shall be responsible for complying with all Applicable Laws and filing and prosecuting any authorizations or approvals for the Products that are required by applicable Regulatory Authorities prior to shipment by Vendor of the Products, and shall indemnify, defend, and hold Buyers and their Affiliates harmless for any failure by the Vendor to comply with any requirements that are enforced by any such Regulatory Authorities.

5. DELIVERY AND ACCEPTANCE

          5.1     TERMS OF DELIVERY. Vendor agrees to use its best efforts to ensure that the Products will be shipped by the date set forth in the Buyers Purchase Order. Vendor shall notify the Buyers or their Affiliates, as applicable, immediately in the event that a shipment is not expected to be made on-time. If a shipment is not made on-time or if notice is given that a delivery is expected to be late, the Buyers or their Affiliates, as applicable, may cancel the order immediately by delivering written notice of the cancellation to Vendor. Absent such cancellation notice, Vendor will ship the order as soon as possible. Upon such cancellation, the Buyers or their Affiliates, as applicable, will not have any further obligation with respect to such order and may order the Products specified in such Buyers Purchase Order, and which cannot be shipped by Vendor on-time, from any third party.

          5.2     INSPECTION, ACCEPTANCE OR REJECTION OF PRODUCT SHIPMENTS.

                    If the Buyers or their Affiliates, as applicable, determine that any of the Products do not conform to the specifications or Vendor’s warranties under Section 6, then they shall notify Vendor of such non-conformity in writing within seventy-two (72) hours after they discover the non-conformity. Such notification shall be specific with respect to the details of the non-conformity. Vendor shall act in a commercially reasonable manner, at Buyers’ or their Affiliates’ option, as applicable, to replace any non-conforming Products or cancel the order and credit the Buyers’ or their Affiliates’ option, as applicable, account with an amount equal to the purchase price of the rejected Products, or refund that amount to the Buyers or their Affiliates, as the case may be. At Vendor’s option and expense, the Buyers shall either destroy any Products that do not conform to the specifications, or return them to Vendor. In the event of non-conforming Product(s), the Buyers or their Affiliates, as applicable, shall charge, and Vendor shall pay for the reasonable and documented costs of the inspection, return or destruction of any non-conforming Products.

6. WARRANTIES, INDEMNITIES AND INSURANCE

          6.1     WARRANTIES.

                    (a)     Each party warrants that it has all the necessary rights and powers to grant the rights to the other party as provided in this Agreement, and that the execution, delivery and performance of this Agreement as of the Effective Date does not result in a violation or conflict with any agreements with third parties or Affiliates.

                    (b)     Vendor warrants that the Products, including food articles, food ingredients, food packaging and food labeling relating to or comprising the Products or any part thereof delivered, sold or transferred to Buyers or their Affiliates hereunder shall be in full compliance with all Applicable Laws, and that the Products shall be manufactured, stored, sold and delivered in accordance with appropriate good practices that may be promulgated under the aforementioned laws, as applicable, and in accordance with all state laws and local health and sanitary ordinances or regulations. Moreover, Vendor warrants that the Products will conform to quality standards that are customarily applied throughout the industry and will be merchantable and fit for the particular purposes which they are intended.

                    (c)     The Vendor shall be responsible for all warranty claims and the performance of any warranty services.

          6.2     INDEMNITY.

                    (a)     The Vendor shall indemnify, defend and hold harmless Buyers, and any of its Affiliates, from and against any and all claims, demands, actions, suits, causes of action, damages and expenses (including but not limited to expenses of investigation, settlement, litigation and reasonable attorneys’ fees incurred in connection therewith) which are hereafter made, sustained or brought against Buyers or any such Affiliate by any third party for the recovery of damages to tangible property or bodily injury, illness or death of any third party resulting from the Products, or any action or inaction (negligent or otherwise) by the Vendor which resulted in the harm complained of, or resulting from an infringement or misappropriation by the Vendor of any intellectual property of a third party; provided, however, that Vendor shall not be obligated under this section to indemnify Buyers for any damages or losses caused by the gross negligence or willful misconduct of the Buyers.

                    (b)     Buyers shall notify Vendor in writing promptly upon becoming aware of any claim or potential claim covered by this Section 6.2, and shall describe such claim or potential claim in reasonable detail based upon the information then in the Buyers’ possession. The Buyer shall reasonably cooperate with the responding party in the defense of all such claims.

          6.3     INSURANCE. Vendor warrants that it shall, at all times during the term of this Agreement, maintain a comprehensive general liability insurance coverage (with specific products liability coverage) which is sufficient to adequately protect against the risks associated with the Products and its on going business and insuring the types of risks indemnified for herein.

7. CONFIDENTIALITY

          7.1     CONFIDENTIAL INFORMATION. All information furnished by Vendor to Buyers or any of their Affiliates, or by Buyers to Vendor or any of its Affiliates during the term of this Agreement (“Confidential Information”) shall be kept confidential by the party receiving it, and the party receiving Confidential Information shall not make use of it except for purposes authorized by this Agreement, nor disclose any Confidential Information to any person or firm unless previously authorized in writing to do so; provided, however, that the party receiving Confidential Information may disclose it as necessary to responsible officers, employees, representatives and independent contractors for the purposes contemplated by this Agreement, provided that such officers, employees, representatives and independent contractors shall have assumed obligations of confidentiality no less stringent than those contained herein. “Confidential Information” means proprietary information relating to the disclosing party’s business.

          7.2     OTHER INFORMATION. The foregoing limitations on the use and disclosure of Confidential Information shall not apply to information which: (a) at the time of disclosure or thereafter lawfully becomes a part of the public domain; (b) was otherwise in the receiving party’s lawful possession prior to disclosure as shown by its written records; (c) is released from confidential status by mutual agreement of the parties; or (d) has been developed by the receiving party independently of the Confidential Information received from the disclosing party.

          7.3     PUBLICITY. Except as may be required by Applicable Laws and regulations or a court of competent jurisdiction, neither party may make any public release or other disclosure with respect to this Agreement or the terms hereof without the prior written consent of the other party.

          7.4     DISCLOSURE. If the receiving party is required by any governmental agency, court or other quasi-judicial or regulatory body to provide Confidential Information received under this Agreement, the receiving party shall not be liable for such disclosure provided that the receiving party, as promptly as reasonably possible, gives notice to the disclosing party of the requirement in order that the disclosing party may contest the requirement to provide such information.

8. INTELLECTUAL PROPERTY RIGHTS TO THE PRODUCT

                    To the extent necessary to market and sell the Products, Vendor hereby grants the Buyers a non-exclusive, royalty-free license for the term of this Agreement with respect to the Intellectual Property.

9. TERM AND TERMINATION

          9.1     TERM. The initial term of this Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary thereof, unless earlier terminated in accordance with the terms hereof; provided, however, that this Agreement shall automatically renew for additional one-year terms on each anniversary thereafter unless either party provides written notice of non-renewal to the other party not fewer than thirty (30) days prior to the then anniversary.

          9.2     TERMINATION FOR CAUSE. Subject to the provisions in Sections 9.1 and 10.1, this Agreement may be terminated for cause (“Cause”): (a) by either party, upon thirty (30) days prior written notice, if the other party fails to perform or commits a material breach or default of any of the terms and conditions of this Agreement and fails to cure such breach or default within ten (10) days after receiving notice of such breach; or (b) by either party, immediately, if under any Applicable Law the other party (i) makes an assignment for the benefit of creditors, (ii) permits the appointment of a trustee or receiver of all or a substantial part of its assets, (iii) admits in writing its inability to own its assets, (iv) admits in writing its inability to meet its obligations when due or commits any other act of bankruptcy, (v) institutes voluntary proceedings in bankruptcy or insolvency or permits voluntary institution of such proceedings against it, or (vi) is the subject of an involuntary bankruptcy proceeding (subsections b(i) through b(vi) each an “Insolvency Event”).

          9.3       EFFECT OF TERMINATION. Termination of this Agreement, for whatever reason, shall not affect any rights or obligations of either party which are intended by the parties to survive termination. Without limiting the generality of the previous sentence, the rights and obligations specified in Sections 4, 5.2, and Articles 6, 7, 8, 9 and 10 which have accrued prior to termination will survive termination of this Agreement.

          9.4       OBLIGATION TO CONTINUE TO SUPPLY. If either party terminates this Agreement for any of the reasons set forth in this Article 9, the Buyers or their Affiliates may at their option, immediately terminate the purchase of Products from Vendor and purchase products from a third party, or may require Vendor to continue to supply Products to the Buyers or their Affiliates under already accepted Buyers Purchase Orders or pursuant to new Buyers Purchase Orders for a ninety (90) day period (the “Continuing Obligation Period”), with reasonable security if termination results from an Insolvency Event of Buyers. The terms and conditions of this Agreement shall continue in full force and effect during the Continuing Obligation Period.

10. GENERAL PROVISIONS

          10.1     ASSIGNMENT. Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party, which may be withheld for any reason; provided, however, that Buyers may assign this Agreement or any part hereof to any of their Affiliates.

          10.2     COMMISSION. Vendor shall pay the Buyers a commission (“Commission”) equal to five (5%) percent of Vendor’s gross sales on any internet generated sales of cheese or cheese products to customers who access the Vendor’s website by click-throughs or other linkage mechanisms from the Buyers’ websites. On or before the fifteenth (15th) day of each month, the Vendor shall pay to the Buyers any Commission owed due to orders placed during the immediately preceding month, and shall provide the Buyers with a monthly report setting forth all necessary information to verify the Commission, including information on all sales activities on any clicked-through accounts and the overall number of visitors who have clicked through from the Buyers’ websites.

          10.3     SUCCESSORS IN INTEREST. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their subsidiaries, affiliates, successors and permitted assigns.

          10.4     ENTIRE AGREEMENT; MODIFICATIONS. This Agreement shall constitute the entire Agreement between the parties hereto and shall supersede any other agreements, whether oral or written, express or implied, as they pertain to the Products. This Agreement may not be changed or modified except by written instrument signed by both parties. This Agreement is not modified or supplemented by any agreement or representation that is not contained in this document. Modifications or supplements to the Agreement must be in a writing signed by the parties.

          10.5     SEVERABILITY. If any provision of this Agreement is deemed or held to be illegal, invalid, unenforceable or contrary to any laws or regulations, all other provisions will continue in full force and effect, and the parties where possible will substitute for such provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the parties or such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

          10.6     RELATIONSHIP; THIRD-PARTY BENEFICIARIES. The relationship created by this Agreement shall be strictly that of the buyer and seller. Neither party is hereby constituted a partner, joint venturer, agent or legal representative of the other party for any purpose whatsoever, and is granted no right or authority hereunder to assume or create any obligation, express or implied, or to make any representation, warranties or guarantees, except as are expressly granted or made in this Agreement. The Vendor hereby acknowledges that Buyers’ Affiliates are intended third-party beneficiaries of this Agreement.

          10.7     NOTICE. Any notice required hereunder may be served by either party on the other by personal delivery, facsimile or commercial courier service, to the respective party’s address set forth below:

To Vendor:

Artisanal Cheese, LLC
42 Forest Lane
Bronxville, New York 10708
Attn: Daniel W. Dowe, Esq.
Telephone No.: (914)-441-3591
Telecopy No.: (914) 337-0846
Email: ddowe@ix.netcom.com

To Buyers:

Artisanal Fromagerie & Bistro, LLC
c/o Artisanal Cheese, LLC
500 West 37th Street, Second Floor
New York, New York 10018
Attn: Terrance Brennan
Telephone No.: (212)-239-1200
Telecopy No.: (212)-239-1417
Email: tbrennan@artisanalcheese.com

35 West 64th Restaurant Associates, L.P.
c/o Artisanal Cheese, LLC
500 West 37th Street, Second Floor
New York, New York 10018
Attn: Terrance Brennan

Telephone No.: (212)-239-1200
Telecopy No.: (212)-239-1417
Email: tbrennan@artisanalcheese.com

The date of any Notice shall either be the date of delivery or the date of refusal to accept delivery, whichever occurs first.

          10.8     WAIVER. A waiver by either party or a breach of any of the terms of this Agreement by the other party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement.

          10.9     GOVERNING LAW; JURISDICTION. This Agreement is to be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law. The state and federal courts located in New York County, New York shall have exclusive jurisdiction over the subject matter hereof and all claims relating hereto.

          10.10    COUNTERPARTS; HEADINGS. This Agreement may be executed in any number of counterparts, each of which once so executed and delivered shall be deemed an original, but all of which shall constitute but one and the same Agreement. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

<Remainder of Page Intentionally Blank, Signature Page Follows>

           IN WITNESS WHEREOF, each of the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.

VENDOR:

ARTISANAL CHEESE, LLC

By:

Name: Daniel W. Dowe
Its: President

BUYERS

ARTISANAL FROMAGERIE & BISTRO, LLC

By:

Name: Terrance Brennan
Its:

35 WEST 64TH RESTAURANT ASSOCIATES, L.P.

By:

Name: Terrance Brennan
Its: